Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, July 30, 2015	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS

RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2015

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) today reported results for the three months ended June 30, 2015.

Net earnings were $631,000 compared with $164,000 for the second quarter of 2014.  Earnings per diluted share were $.02 compared with $.01 for the second quarter of 2014.

The Company’s revenues for the second quarter of 2015 were $45,301,000 compared with $46,206,000 for the second quarter of 2014.  Gaming revenues were $38,058,000 compared to $39,284,000 for the second quarter of last year.  The decline is primarily attributable to the competitive environment in the mid-Atlantic gaming market and a lower table game hold percentage in the second quarter of this year.

Other operating revenues increased to $7,243,000 compared to $6,922,000 for the second quarter of 2014 from higher cash rooms revenue and revenue associated with the Company taking over certain retail operations in the casino.  Occupancy levels in the Dover Downs Hotel were approximately 85% for the second quarter of 2015 compared with 88% during the second quarter last year.

General and administrative, depreciation and interest expenses were each down slightly compared to the second quarter of 2014.

“Historically, the spring and summer months are stronger months for the company and that held true during our second quarter,” said Denis McGlynn President/CEO.  “We benefitted from growth in hotel rooms revenue and a decision to take on-site retail operations in-house.  Unfortunately, we also had to engage in another round of expense reductions which included the elimination of 72 jobs so far this year.  We’re hopeful that the legislature will act on the recommendations of its own appointed study commission when the next session convenes in January and provide the gaming tax relief that was recommended.”

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,500 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Gaming (1)	$38,058	$39,284	$76,834	$79,066
Other operating (2)	7,243	6,922	12,805	12,617
	45,301	46,206	89,639	91,683
Expenses:
Gaming	35,874	37,012	72,636	75,366
Other operating	4,519	4,657	8,406	9,053
General and administrative	1,338	1,423	2,834	2,816
Depreciation	2,171	2,273	4,323	4,568
	43,902	45,365	88,199	91,803

Operating earnings (loss)	1,399	841	1,440	(120)

Interest expense	(330)	(440)	(678)	(900)

Earnings (loss) before income taxes	1,069	401	762	(1,020)

Income tax (expense) benefit	(438)	(237)	(483)	131

Net earnings (loss)	$631	$164	$279	$(889)

Net earnings (loss) per common share:
- Basic	$0.02	$0.01	$0.01	$(0.03)
- Diluted	$0.02	$0.01	$0.01	$(0.03)

Weighted average shares outstanding:
- Basic	32,086	31,962	32,084	31,961
- Diluted	32,086	31,962	32,084	31,961

(1)             Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)             Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30,	December 31,
	2015	2014
ASSETS

Current assets:
Cash	$11,224	$10,079
Accounts receivable	3,361	3,838
Due from State of Delaware	4,618	7,258
Inventories	1,846	1,783
Prepaid expenses and other	3,074	2,324
Receivable from Dover Motorsports, Inc.	22	22
Income taxes receivable	—	6
Deferred income taxes	1,284	1,243
Total current assets	25,429	26,553

Property and equipment, net	148,699	152,107
Other assets	683	752
Deferred income taxes	658	404
Total assets	$175,469	$179,816

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,771	$3,975
Purses due horsemen	4,621	6,917
Accrued liabilities	9,733	8,196
Income taxes payable	231	—
Deferred revenue	666	389
Revolving line of credit	34,900	39,010
Total current liabilities	53,922	58,487

Liability for pension benefits	8,742	8,980
Total liabilities	62,664	67,467

Stockholders’ equity:
Common stock	1,799	1,788
Class A common stock	1,487	1,487
Additional paid-in capital	5,244	5,125
Retained earnings	108,908	108,629
Accumulated other comprehensive loss	(4,633)	(4,680)
Total stockholders’ equity	112,805	112,349
Total liabilities and stockholders’ equity	$175,469	$179,816

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended
	June 30,
	2015	2014

Operating activities:
Net earnings (loss)	$279	$(889)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation	4,323	4,568
Amortization of credit facility origination fees	54	91
Stock-based compensation	195	301
Deferred income taxes	(325)	(163)
Changes in assets and liabilities:
Accounts receivable	477	476
Due from State of Delaware	2,640	3,740
Inventories	(63)	138
Prepaid expenses and other	(730)	(987)
Receivable from/payable to Dover Motorsports, Inc.	—	(43)
Accounts payable	(204)	(1,562)
Purses due horsemen	(2,296)	(3,448)
Accrued liabilities	1,537	(505)
Income taxes payable/receivable	236	5
Deferred revenue	277	(137)
Liability for pension benefits	(163)	(214)
Net cash provided by operating activities	6,237	1,371

Investing activities:
Capital expenditures	(915)	(521)
Purchase of available-for-sale securities	(3)	(15)
Proceeds from sale of available-for-sale securities	1	14
Net cash used in investing activities	(917)	(522)

Financing activities:
Borrowings from revolving line of credit	36,450	58,510
Repayments of revolving line of credit	(40,560)	(61,840)
Repurchase of common stock	(65)	(104)
Net cash used in financing activities	(4,175)	(3,434)

Net increase (decrease) in cash	1,145	(2,585)
Cash, beginning of period	10,079	12,950
Cash, end of period	$11,224	$10,365